Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

COLLER PRIVATE MARKET SECONDARIES ADVISORS, LLC

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made this [ ] day of [__________], 2025, by and between Coller Private Credit Secondaries (the “Fund”) and Coller Private Market Secondaries Advisors, LLC (the “Adviser”).

WHEREAS, the Fund is a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is engaged primarily in rendering investment advisory, management and select administrative services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Fund wishes to retain the Adviser to provide investment advisory, management, and select administrative services to the Fund; and

WHEREAS, the Adviser is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.	The Fund hereby appoints the Adviser to act as investment adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	The Fund shall at all times keep the Adviser fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Adviser with such other documents and information with regard to its affairs as the Adviser may from time to time reasonably request.

3.

a.	Subject to the supervision of the Fund’s Board of Trustees (the “Board”), the Adviser shall regularly provide the Fund with investment advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information, and in accordance with any exemptive orders issued by the Securities and Exchange Commission (“SEC”) applicable to the Fund and any SEC staff no-action letters applicable to the Fund. The Adviser shall determine from time to time what securities and other investments will be purchased (including, as permitted in accordance with this paragraph, unregistered investment funds or other investment vehicles managed by unaffiliated asset managers (“Portfolio Funds”), in loans, bonds and debt-related securities (including preferred equity securities) of portfolio companies directly or indirectly (through special purpose vehicles or other entities) alongside Portfolio Funds, and swap agreements, options, forwards and futures), retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions, all subject to the provisions of the Fund’s By-Laws and Amended and Restated Declaration and Agreement of Trust (the “Declaration of Trust”), each, as amended or further amended, (collectively, the “Governing Documents”), the 1940 Act, and the applicable rules and regulations promulgated thereunder by the SEC and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund and any exemptive orders and SEC staff no-action letters applicable to the Fund referred to above, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund and any sub-custodian or prime broker or other intermediary as to deliveries of securities and other investments and payments of cash in respect of transactions or cash margin or commitment calls for the account of the Fund. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies or issuers excepted from the definition of investment company under the 1940 Act. The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer, seller or with any broker or dealer, foreign currency dealer, futures commission merchant, counterparty or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund, which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein. The Adviser shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities subject to such direction as the Board may provide, and shall perform such other functions of investment management and supervision as may be directed by the Board and agreed to by the Adviser. The Adviser may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, transfer agreements, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments the Adviser believes are appropriate or desirable in performing its duties under this Agreement.

b.	Subject to the direction and control of the Board, the Adviser shall perform or cause to be performed such administrative and management services as may from time to time be reasonably requested by the Fund as necessary for the operation of the Fund, such as (i) supervising the overall administration of the Fund, including negotiation of contracts and fees with and the monitoring of performance and billings of the Fund’s transfer agent, administrator, shareholder servicing agents, custodian and other independent contractors or agents, (ii) providing certain compliance, fund accounting, regulatory reporting, and tax reporting services, (iii) preparing or participating in the preparation of Board materials, registration statements, proxy statements and reports and other communications to shareholders, (iv) maintaining the Fund’s existence, and (v) during such times as shares are publicly offered, maintaining the registration and qualification of the Fund’s shares under federal and state laws. The Adviser will act as the Fund’s liaison with administrators, sub-administrators, custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, financial intermediaries, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons as may reasonably be requested by the Trustees of the Fund. Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of the shares of any Fund, nor shall the Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, fund accounting agent, custodian, shareholder servicing agent or other agent, in each case employed by the Fund to perform such functions.

c.	The Fund hereby authorizes any entity or person associated with the Adviser, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

4.	Subject to the Board’s approval, at the expense of the Adviser and to the extent permitted by any exemptive orders or SEC staff no-action letters applicable to the Fund, the Adviser or the Fund may enter into contracts with one or more investment subadvisers, administrators or subadministrators, including without limitation, affiliates of the Adviser, in which the Adviser delegates to such investment subadvisers, administrators or subadministrators any or all its duties specified hereunder, on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such subadviser, administrator or subadministrator and further provided that such contracts impose on any investment subadviser, administrator or subadministrator bound thereby all the conditions to which the Adviser is subject hereunder and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act.

5.

a.	The Adviser, at its expense, shall supply the Board and officers of the Fund with all information and reports reasonably required by them and reasonably available to the Adviser, and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Adviser shall oversee the maintenance of all books and records with respect to the Fund’s securities transactions and the keeping of the Fund’s books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that any records that it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Adviser further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as Board members or officers of the Fund, to serve in the capacities in which they are elected.

b.	The Adviser shall bear all expenses, and shall furnish all necessary services, facilities and personnel, in connection with its responsibilities under this Agreement. Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund’s expenses, including, without limitation, advisory fees; incentive fees; distribution fees; servicing fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in investment company organizations; organization costs of the Fund; the cost (including brokerage commissions, transaction fees or charges, if any) in connection with the purchase or sale of the Fund’s securities and other investments and any losses in connection therewith, including all transaction-related fees, costs, expenses, liabilities and obligations incurred or charged by employees, delegates, independent agents, lawyers, accountants, appraisers, consultants, intermediaries, valuers, lenders, banks, administrators, custodians, depositaries, auditors, brokers, finders, investment professionals and financial advisers and/or other financial institutions and other service providers or advisers appointed by the Adviser or any of its respective affiliates in relation to potential or actual investments by the Fund, whether in respect of the identification, due diligence, selection, bidding process, structuring, negotiation, acquisition, syndication, currency conversion (in the event of an investment denominated in a currency other than the U.S. dollar), monitoring, holding or disposition thereof and whether incurred directly or indirectly (including through any intermediate holding vehicles), in each case, to the extent that such fees, costs, expenses and liabilities are not borne by a third party, together with the Fund’s pro rata share of any transaction-related fees or costs incurred in respect of unconsummated investments, including, where applicable, in relation to any prospective syndication or co-investment transactions, and any travel expenses (including, but not limited to, reasonable transportation, lodging and meals) in respect of the foregoing; fees and expenses of custodians, transfer agents, financial intermediaries, registrars, independent pricing vendors or other agents; acquisition or disposition fees; professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts; fees and expenses relating to software tools, programs or other technology (including risk management software, fees to risk management services providers, third-party software licensing, implementation, data management and recovery services and custom development costs); research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); taxes; legal expenses (including in connection with investment activities); loan commitment fees; expenses relating to share certificates; expenses relating to the issuing and redemption or repurchase of the Fund’s shares and servicing shareholder accounts; any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of its shares, including but not limited to costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisers, and third-party due diligence providers expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing, mailing and distributing prospectuses and statements of additional information and any supplements thereto, reports, proxy statements, notices and dividends to the Fund’s shareholders; costs of stationery; website costs; fees and expenses of Trustees not also serving in an executive officer capacity for the Fund or the Adviser; costs of meetings of the Board or any committee thereof, meetings of shareholders and other meetings of the Fund; Board fees; audit fees; travel expenses of officers, members of the Board and employees of the Fund (including, but not limited to, transportation, lodging and meals), if any; costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002; expenses incurred in connection with the operation, administration, termination, winding-up or liquidation of the Fund or any of its subsidiaries; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers, Board members and employees; litigation, arbitration, mediation, or government investigation expenses and any non-recurring or extraordinary expenses as may arise, including, without limitation, those relating to actions, suits or proceedings to which the Fund is a party and any indemnification expenses as provided for in the Fund’s Governing Documents.

It also is understood and agreed that if persons associated with the Adviser or any of its affiliates, including persons who are officers of the Fund, provide accounting, legal, clerical, compliance or administrative services to the Fund at the request of the Fund, the Fund may reimburse the Adviser and its affiliates for their costs in providing such accounting, legal, clerical, compliance or administrative services to the Fund (which costs may include an allocation of overhead including rent and the allocable portion of the salaries and benefits of the relevant persons and their respective staffs, including travel expenses (including, but not limited to, transportation, lodging and meals)), using a methodology for determining costs approved by the Board. Nothing contained herein shall be construed to restrict the Fund’s right to hire its own employees or to contract for services to be performed by third parties.

c.	In addition to the foregoing expenses described in Section 5(b), and notwithstanding anything to the contrary in this Section 5, the Fund will bear its allocable portion of the operating expenses (“Operating Expenses”) as described herein , as determined by the Adviser in its reasonable discretion, in a manner that is fair and equitable, and in any event consistent with any fiduciary duties owed to the Fund.

“Operating Expenses” may include, subject only to limitation under the 1940 Act or other applicable statute or regulation, the Fund’s allocable share of costs and expenses related to the operation, administration, management and business, including investment activities and liquidation of the Fund and any Fund subsidiaries.

Operating Expenses may be incurred at any time prior to or during the life of the Fund or any Fund subsidiaries and shall include, unless deemed an Adviser expense under Subsection (b), all fees, costs, expenses, taxes, expected tax liabilities, liabilities and obligations:

i.	charged by employees, delegates, independent agents, lawyers, accountants, appraisers, consultants, intermediaries, valuers, lenders, banks, administrators, custodians, depositaries, auditors, brokers, finders, investment professionals, financial advisers and/or other financial institutions, and/or other service providers or advisers (in each case, not being members of CICAP Limited, the parent company of the Coller Capital Group (the “Coller Group”) the Coller Group or a director, officer, associate, partner, employee or consultant of any member of the Coller Group that is a natural person (the “Coller Executives”) unless engaged at arm’s length terms) that are appointed by the Board, the Adviser or any of their respective affiliates in respect of the Fund or any Fund subsidiaries;

ii.	incurred by the Fund, its subsidiaries or the Adviser or any of their respective affiliates, in each case in relation to the operation, administration, termination, winding-up or liquidation of the Fund or a Fund subsidiary, including software and data licensing, subscription and related costs, travel expenses (including but not limited to transportation, lodging, and meals) and expenses and all fees, costs, expenses and liabilities incurred in connection with:

1.	any borrowings, other indebtedness or undertakings incurred or made in accordance with the Declaration of Trust and the Registration Statement or relating to hedging arrangements entered into in accordance with the Declaration of Trust and the Registration Statement;

2.	the appointment or use of any custodian and/or depositary in relation to the safeguarding, administering and/or holding (or similar) of assets of the Fund or a Fund subsidiary and/or the performance of any functions of a custodian and/or depositary contemplated by the 1940 Act or any national laws or regulations in any jurisdiction;

3.	the Adviser’s or any of their respective affiliates’ compliance with disclosure, reporting and other similar obligations pursuant to the Declaration of Trust or the Registration Statement governing the Fund or its subsidiaries or under the 1940 Act or other applicable law or any national laws or regulations in any jurisdiction and/or incurred in connection with the Fund’s or a Fund subsidiary’s legal and regulatory compliance with U.S. federal, state, local, non-U.S. or other laws and regulations;

4.	tax proceedings involving the Fund or a Fund subsidiary, including the filing of tax returns and tax refund claims and any other tax filings (including but not limited to any U.S. Schedule K-1 (Form 1065) tax form), in connection with any tax audit, investigation, settlement or review of the Fund and any Fund subsidiary or in relation to compliance with any applicable tax reporting requirements;

5.	compliance with applicable laws and regulations, including, for the avoidance of doubt, any anti-money laundering, anti-terrorist financing or anti-tax evasion laws and regulations, and the operation, administration, termination, winding-up or liquidation of the Fund or any Fund subsidiary;

6.	fees, costs and expenses incurred in connection with any interpretation of, amendments, restatements or other modifications to, and compliance with the Registration Statement, the Declaration of Trust any other constituent or related documents of the Fund or any of the Fund subsidiaries, including the solicitation of any required shareholder vote and costs of preparation of proxy solicitation materials or preparation of other materials in connection with compliance (or monitoring compliance) with such documents;

iii.	incurred in relation to shareholder meetings; meetings of the Fund’s Board (including but not limited to the fees, costs and expenses of any legal counsel or other advisors retained by, or at the direction or for the benefit of, the Board and the production and distribution of the reports and accounts in accordance with the Declaration of Trust and the Registration Statement and any other valuations (including valuation costs and/or valuation support services) or certifications required pursuant to the Registration Statement or by law or regulation, including the fees of the independent registered public accounting firm in connection therewith and any external valuer or auditor of valuations appointed in connection with applicable law and/or regulation and any other information or reporting requirements imposed in respect of the Fund or any Fund subsidiaries by applicable law or regulations;

iv.	charged by employees, delegates, independent agents, lawyers, accountants, appraisers, consultants, intermediaries, valuers, lenders, banks, administrators, custodians, depositaries, auditors, brokers, finders, investment professionals and financial advisers and/or other financial institutions and other service providers or advisers (in each case, not being members of the Coller Group or Coller Executives unless engaged on arm’s length terms) appointed by the Adviser or any of their respective affiliates in relation to investments or proposed investments by the Fund or a Fund subsidiary, whether in respect of the identification, due diligence, selection, bidding process, structuring, negotiation, acquisition, syndication, currency conversion (in the event of an investment denominated in a currency other than the U.S. Dollar), monitoring, holding or disposition thereof and whether incurred directly or indirectly (including through any intermediate holding vehicles), in each case, to the extent that such fees, costs, expenses and liabilities are not borne by a third party, together with the Fund’s pro-rata share of any transaction-related fees or costs incurred in respect of unconsummated investments, including, where applicable, in relation to any prospective syndication or co-investment transactions;

v.	non-advisory-related expenses incurred in relation to investments or proposed investments by the Fund or any Fund subsidiary;

vi.	incurred in relation to all fees or other charges levied by any governmental agency or regulatory body against the Fund or any Fund subsidiary in connection with its investments, proposed investments, reporting requirements or otherwise;

vii.	incurred in relation to any:

1.	indemnity or liability insurance (or its equivalent) taken out by or in respect of any member of the Coller Group to the extent that such indemnity or liability insurance relates to the affairs of the Fund or any Fund subsidiary; and

2.	directors’ and officers’ liability insurance taken out by or in respect of any member of the Coller Group, (including in respect of any person who may be nominated to the Board, advisory board or similar body of a Portfolio Fund or intermediate holding vehicle by theAdviser or any other member of the Coller Group), to the extent that such directors’ and officers’ liability insurance relates to the affairs of any the Fund or a Fund subsidiary,

viii.	incurred (whether directly or indirectly, including through any intermediate holding vehicles) by or on behalf of the Fund or a Fund subsidiary in connection with any litigation, arbitration, investigation and other proceedings and, if applicable, the settlement thereof, provided that in circumstances where an Indemnified Party is not entitled to exculpation and indemnification with respect to any claim, liability, costs, damages or expenses, then the Fund will not bear any fees, costs, expenses or liabilities relating thereto;

ix.	incurred in respect of establishing, operating, managing and winding-up direct and indirect investment holding and investment structures (including any intermediate holding vehicles) in various jurisdictions in connection with the Fund’s or any Fund subsidiary’s conduct of any of its investment activities, in each case to the extent not borne by the relevant Portfolio Fund or, with respect to direct investments in credit assets issued by a private company, the relevant private company; or

x.	incurred by the Fund or on behalf of the Fund by the Adviser or the Coller Group or their affiliates in relation to the salaries, benefits, overhead and other similar expenses associated with the hiring, onboarding or retention of certain personnel employed by or otherwise associated with service providers of the Fund (including but not limited to law firms or accounting firms engaged on behalf of the Fund), to provide professional services directly to the Fund as part of a secondment, internship, employee share or similar arrangement.

To the extent paid by the Adviser, or any member of the Coller Group (or any of their affiliates), as the case may be, Operating Expenses shall be reimbursed by the Fund or any Fund subsidiary.

6.	No member of the Board, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such member of the Board, officer or employee while he is at the same time a director, officer, or employee of the Adviser or any affiliated company of the Adviser, except as the Board may decide. This paragraph shall not apply to Board members, executive committee members, consultants and other persons who are not regular members of the Adviser’s or any affiliated company’s staff.

7.	Compensation

a.	In consideration of the services provided by the Adviser under this Agreement, the Fund will pay the Adviser an advisory fee (the “Advisory Fee”) and an incentive fee (the “Incentive Fee”) as indicated on Schedule A.

b.	The Advisory Fee is calculated and accrued monthly as of the last business day of each month, and payable quarterly in arrears within five (5) business days after the completion of the net asset value computation for each quarter. For purposes of determining the Advisory Fee payable to the Adviser, the Fund’s net asset value will be calculated prior to the inclusion of any amounts of the Advisory Fee or Incentive Fee payable to the Adviser or to any purchases or repurchases of shares of the Fund or any distributions by the Fund.

c.	The Incentive Fee is calculated and accrued monthly as of the last business day of each month, and payable quarterly in arrears within five (5) business days after the completion of the net asset value computation for each quarter.

d.	For the purpose of determining fees payable to the Adviser under this Section 7, the value of the Fund’s assets will be computed at the times and in the manner specified in the Registration Statement, and on days on which the value of Fund assets are not so determined, the asset value computation to be used will be as determined on the immediately preceding day on which the assets were determined. Furthermore, fees payable to the Adviser under this Section 7 will be earned and attributed to each class of the Fund’s shares based on the net asset value and net profits of the Fund attributable to each such class of shares and in accordance with U.S. Generally Accepted Accounting Principles applicable to the Fund.

8.	The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect the Adviser against any liability to the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 8, the term “Adviser” shall include any affiliates of the Adviser performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of the Adviser and such affiliates.

9.	Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Adviser who may also be a Board member, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Adviser to engage in any other business or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or other assets consistent with the investment policies of the Fund or one or more other accounts of the Adviser is considered at or about the same time, transactions in such securities or other assets will be allocated among the accounts in a manner deemed equitable by the Adviser. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with the Adviser’s policies and procedures as presented to the Board from time to time.

10.	On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund, as well as other funds or accounts managed by the Adviser or its affiliates (“Coller-advised funds”), the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other Coller-advised funds to the extent permitted by the 1940 Act. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made, or transaction is effected. The Adviser will endeavor to allocate investment opportunities in a manner that, over a period of time, is fair and equitable, and in any event consistent with any fiduciary duties owed to the Fund and in an effort to avoid favoring one client over another and taking into account the Adviser’s or any affiliate’s investment allocation procedures, as may be amended or modified from time to time, and all other relevant facts and circumstances, including (without limitation): (i) differences with respect to available capital, (ii) differences with respect to investment objectives or current investment strategies, (iii) differences in risk profile at the time the opportunity becomes available, (iv) the potential transaction and other costs of allocating an opportunity among the Coller-advised funds, (v) potential conflicts of interests, (vi) the nature of the investment or transaction, (vii) current and anticipated market and general economic conditions and (viii) existing and prior positions in such investment opportunity. The Adviser and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

11.	For the purposes of this Agreement, the Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus and Statement of Additional Information and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

12.	This Agreement will become effective with respect to the Fund on the date set forth below the Fund’s name on Schedule A, provided that it shall have been approved by the Board and by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect until the second anniversary of the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund, so long as such continuance is specifically approved at least annually in the manner required by the 1940 Act.

13.	This Agreement is terminable with respect to the Fund without penalty by the Board or by vote of a majority of the outstanding voting securities of the Fund, in each case on not more than 60 days’ nor less than 30 days’ written notice to the Adviser, or by the Adviser upon not less than 60 days’ written notice to the Fund, and will be terminated upon the mutual written consent of the Adviser and the Fund. This Agreement shall terminate automatically in the event of its assignment by the Adviser and shall not be assignable by the Fund without the consent of the Adviser.

14.	The Adviser agrees that for services rendered to the Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction. The undersigned officer of the Fund has executed this Agreement not individually, but as an officer under the Fund’s Declaration of Trust and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually.

15.	No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of the Agreement shall be effective until approved in the manner required by the 1940 Act.

16.	This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. No provision of this Agreement is intended to conflict with any applicable law. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17.	This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer any rights, privileges, claims or remedies upon any shareholder or other person other than the parties and their respective successors and permitted assigns.

18.	This Agreement shall be construed, and the provisions thereof interpreted under and in accordance with the laws of the State of New York without regard to conflicts of laws principles. Any legal suit, action or proceeding related to, arising out of or concerning this Agreement shall be brought only in the U.S. District Court for the Southern District of New York, or if such action may not be brought in that court, then such action shall be brought in the Supreme Court of the State of New York sitting in New York County (including its appellate division) (the “Designated Courts”). Each party (a) consents to jurisdiction in the Designated Courts; (b) waives any objection to venue in either Designated Court; and (c) waives any objection that either Designated Court is an inconvenient forum. For any action commenced in the Supreme Court of the State of New York, application shall be submitted to the Commercial Division.

19.	Subject to the proviso of the first sentence of Section 8 of this Agreement, the Adviser shall not be liable for any losses caused directly or indirectly by circumstances beyond the Adviser’s reasonable control, including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, riots, terrorism, war, or such other event of similar nature, labor difficulties, non-performance by a third party not hired or otherwise selected by the Adviser to provide services in connection with this Agreement, natural disaster, casualty, elements of nature, fires, earthquakes, floods, or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including, without limitation, hardware or software), internet, firewalls, encryptions systems, security devices, or power supply.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

COLLER PRIVATE CREDIT SECONDARIES

By:
Name:
Title:

COLLER PRIVATE MARKET SECONDARIES ADVISORS, LLC

By:
Name:
Title:

Schedule A

Date: [   ], 2025

Advisory Fee

In consideration of the advisory services provided by the Adviser, the Fund will pay the Adviser an Advisory Fee at a rate equal to 1.00% on an annualized basis of the greater of (i) the Fund’s net asset value and (ii) the Fund’s net asset value less cash and cash equivalents plus the total of all commitments made by the Fund that have not yet been drawn for investment. The Advisory Fee will be computed as of the last day of each month, and will be due and payable in arrears within five business days after the completion of the net asset value computation for each quarter. In no event will the Advisory Fee exceed 2.00% as a percentage of the Fund’s net asset value. For the purposes of calculating the Advisory Fee, a “commitment” is defined as a contractual obligation to acquire an interest in, or provide the total commitment amount over time to, a Portfolio Fund, when called by the Portfolio Fund.

Incentive Fee

In consideration of the advisory services provided by the Adviser, the Fund will pay the Adviser an Incentive Fee equal to 12.5% of the Fund’s Pre-incentive Fee Net Investment Income (as defined below) for each calendar quarter subject to a 5.0% annualized hurdle rate, with a 100% catch up. “Pre-incentive Fee Net Investment Income” means interest income, dividend income, income generated from original issue discounts, payment-in-kind income, and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from its investments earned or accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (excluding the Incentive Fee and any distribution and/or shareholder servicing fees). Pre-incentive Fee Net Investment Income does not include any component of capital gains or capital appreciation.

The Fund will pay the Advisor the Incentive Fee quarterly in arrears with respect to the Fund’s Pre-Incentive Fee Investment Income in each calendar quarter as follows:

A.	No Incentive Fee is payable to the Adviser if the Fund’s Pre-incentive Fee Net Investment Income, expressed as a percentage of the Fund’s net asset value in respect of the relevant calendar quarter, does not exceed the quarterly hurdle rate of 1.25% (5.0% annualized);

B.	100% of the portion of the Fund’s Pre-incentive Fee Net Investment Income that exceeds the hurdle rate but is less than 1.43% (the “Catch-up”) is payable to the Adviser if the Fund’s Pre-incentive Fee Net Investment Income, expressed as a percentage of the Fund’s net asset value in respect of the relevant quarter, exceeds the hurdle rate but is less than 1.43% (5.72% annualized); and

C.	[ ]% of the portion of the Fund’s Pre-incentive Fee Net Investment Income attributable to the applicable share class that exceeds the “catch-up” is payable to the Adviser if the Fund’s Pre-incentive Fee Net Investment Income, expressed as a percentage of the Fund’s net asset value in respect of the relevant quarter exceeds 1.43% (5.72% annualized).

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